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                                                            Exhibit 12.1


            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       MTS, Incorporated and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in millions)


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

                                                                                                                     Twelve
                                                                                                                     Months
                                                                                                                      Ended
                                                                                                                   January 31,
                                                                                               Six months             1998
                                                                                                  Ended             (Pro Forma
                                                 Fiscal Year ended July 31,                     January 31,        As Adjusted)
                                          1993      1994      1995      1996      1997       1997        1998         1998

Earnings:
  Income before taxes                     $24.7     $27.4     $26.2     $17.2     $9.5       $10.0       $14.1        $11.8
  Add fixed charges (from below)           18.2      22.3      31.0      37.2     37.6        21.1        18.7         36.8

Adjusted earnings                         $42.9     $49.7     $57.2     $54.4    $47.1       $31.1       $32.8        $48.6


Fixed charges:
  Interest (a)                            $7.1      $8.2      $12.2     $15.3    $14.7       $9.6         $7.1         $14.0
  Interest factor on lease rentals (b)    11.1      14.1       18.8      21.9     22.9       11.5         11.6          22.8

Total fixed charges                       $18.2    $22.3      $31.0     $37.2    $37.6      $21.1        $18.7         $36.8


Ratio of earnings to fixed charges          2.4x     2.2x       1.8x      1.5x     1.3x       1.5x         1.8x          1.3x

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(a) Interest includes interest expense, interest costs capitalized and the amortization of deferred financing costs.

(b) Interest factor on lease rentals includes 35% of rental expense representing management's determination of a reasonable approximation of interest costs on rents.